Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the common stock, par value $0.01 per share, of Hibbett, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: June 13, 2024

Bronte Capital Management Pty Ltd.

By:	/s/ Simon D. Maher
	Name:	Simon D. Maher
	Title:	Managing Director

/s/ John L. Hempton
John L. Hempton

/s/ Simon D. Maher
Simon D. Maher